Exhibit 23(c)

                                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Southern New England Telecommunications Corporation Form S-4 (File No. ___________) of our reports, of which one includes an explanatory paragraph describing the fact that the Corporation discontinued accounting for the operations of its telephone subsidiary in accordance with Statement of Financial Accounting Standards No. 71, effective January 1, 1996 and, in 1993, the Corporation changed its method of accounting for postretirements benefits other than pensions, postemployment benefits and income taxes, dated January 22, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Southern New England Telecommunications Corporation as of December 31, 1995 and 1994, and for the years ended
December 31, 1995, 1994 and 1993 which reports are included in or incorporated by reference in the Corporation*s Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts".

/s/Coopers & Lybrand L.L.P.

February 27, 1997
Hartford, Connecticut




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